UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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THOMAS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THOMAS GROUP, INC.
5221 N. O’Connor Boulevard, Suite 500
Irving, Texas 75039-3714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2007

To the Holders of Common Stock of Thomas Group, Inc.:

The 2007 Annual Meeting of Stockholders of Thomas Group, Inc. will be held at our executive offices located at 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039, on Tuesday, June 26, 2007 at 9:00 a.m., Dallas, Texas time, for the following purposes:

(1) To elect five persons to serve as directors until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2) To ratify the appointment of Hein & Associates LLP as our independent auditors for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 1, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record on the record date are entitled to vote on matters coming before the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained in our offices at 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039-3714, for ten days prior to the Annual Meeting.

Please advise our transfer agent, Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0600, of any change in your address.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided, which requires no postage if mailed within the United States.

If you receive more than one proxy card because your shares are registered in different names or at different addresses, each such proxy card should be signed and returned to ensure that all of your shares will be voted. All registered holders should sign the proxy card exactly as the shares are registered. Any person giving a proxy has the power to revoke it at any time prior to the voting of the proxy and, if you are present at the Annual Meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

JAMES T. TAYLOR
President and Chief Executive Officer

Irving, Texas
April 30, 2007

THOMAS GROUP, INC.
5221 N. O’Connor Boulevard
Suite 500
Irving, Texas 75039-3714

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2007

Solicitation of Proxies

The Board of Directors of Thomas Group, Inc. is soliciting proxies in connection with the Annual Meeting of Stockholders to be held on June 26, 2007. This proxy statement and the enclosed proxy card are initially being mailed on or about May 25, 2007 to stockholders entitled to vote at the Annual Meeting.

Matters to be Acted Upon at the Meeting

As stated in the notice to which this proxy statement is attached, the following matters are to be acted upon at the Annual Meeting:

•	the election to the Board of Directors of five persons to serve as directors until our 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	the ratification of the appointment of Hein & Associates LLP as our independent auditors for the fiscal year ending December 31, 2007; and

•	the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Management does not intend to present any business at the Annual Meeting for a vote, other than the matters in the notice, and has no information that others will do so. If other matters requiring a vote of the stockholders are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them according to their judgment on those matters.

Record Date and Shares Outstanding

All holders of record of shares of our common stock, par value $.01 per share, at the close of business on May 1, 2007, the record date established by our Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 15, 2007, we had outstanding 10,939,242 shares of common stock. Each share of common stock is entitled to one vote.

Quorum and Voting

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, stockholders entitled to vote and present either in person or represented by proxy at the Annual Meeting have the power to adjourn the meeting from time to time without notice until a quorum is present or represented. In that case, the persons named in the accompanying form of proxy intend to vote the shares represented by the proxies held by them for an adjournment. If your shares of common stock are voted against the nominees for director, however, the proxy holders will not use their discretion to vote your shares in favor of any adjournment or postponement of the Annual Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and abstentions will be excluded entirely from the vote and will have no effect on the outcome of the matters to be acted upon at the meeting. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the matters to be acted upon at the meeting. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have no effect on the matters to be acted upon at the meeting.

Voting by Proxy

The shares of common stock represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

•	FOR the five nominees to our Board of Directors named in this proxy statement;

•	FOR the ratification of the appointment of Hein & Associates LLP as independent auditors for the fiscal year ending December 31, 2007; and

•	at the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

Any stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked by (1) providing a written notice of revocation duly signed and delivered to our Secretary prior to the voting of the proxy, (2) executing a later-dated proxy, or (3) voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a later-dated proxy will not constitute revocation of a proxy).

Expenses of Proxy Solicitation

We will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of our officers and regular employees may solicit proxies personally or by telephone, if deemed necessary. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares, which are held of record by the brokers and fiduciaries, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We may elect to hire a proxy solicitor to solicit proxies for the annual meeting. We estimate the fees and expenses of a proxy solicitor, if any is retained, to be approximately $5,000.

CORPORATE GOVERNANCE

Corporate Governance Materials

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of each committee of our Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Certificate of Incorporation, Bylaws, Code of Business Conduct and Ethics and the charters of each of the committees of our Board of Directors to any stockholder who requests them by writing to our Investor Relations Department at 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039-3714. Please see the Corporate Governance page of our website at www.thomasgroup.com for future updates to these documents. Information contained on our website is not incorporated into this proxy statement and does not constitute a part of this proxy statement.

Board of Directors; Director Independence

Our Board of Directors currently consists of five members, each of whom will stand for reelection at our 2007 Annual Meeting of Stockholders. Our Board of Directors has determined that three of our five directors, Edward P. Evans, Dorsey R. Gardner and David B. Mathis, are independent in accordance with the rules of The NASDAQ Stock Market.

Board Meetings; Annual Meeting Attendance

During 2006, our Board of Directors met 16 times and acted a number of times by unanimous written consent. Each director attended at least 75% of these Board of Directors meetings and at least 75% of the meetings of each committee on which he served. Members of our Board of Directors are encouraged to attend our Annual Meeting. Last year all members of the Board of Directors attended our Annual Meeting. Each member of our Board of Directors has indicated his intent to attend the 2007 Annual Meeting of Stockholders.

Board Committees

Our Bylaws authorize the Board of Directors to appoint such committees as it deems advisable, with each committee having the authority to perform duties determined by the Board of Directors.

Our Board of Directors currently has three standing committees, to which it has delegated certain duties and responsibilities. The three standing committees are the Audit Committee, the Compensation and Corporate Governance Committee and the Strategic Planning Committee.

Audit Committee

Messrs. Evans, Gardner and Mathis are the current members of the Audit Committee of our Board of Directors. Mr. Evans and Mr. Gardner became members of the Audit Committee in 2005. Mr. Mathis became a member of the Audit Committee in 1998. Mr. Gardner serves as Chairman of the Audit Committee. The Audit Committee met six times during 2006.

The Audit Committee monitors and makes recommendations to our Board of Directors on matters pertaining to our financial management. In addition, the Audit Committee has the following duties and responsibilities:

•	monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting;

•	reviewing our financial performance and cash flow;

•	making recommendations on financial matters such as capital expenditures and dividend policy;

•	appointing and monitoring our independent auditors;

•	reviewing and pre-approving audit and non-audit services provided by our independent auditors;

•	investigating any matters brought to its attention within the scope of its duties; and

•	overseeing adherence to applicable legal, ethical and regulatory requirements.

For more information about our Audit Committee, see the “Report of the Audit Committee of the Board of Directors”. The Audit Committee operates pursuant to a charter adopted by our Board of Directors. This charter is available on the Corporate Governance page of our website at www.thomasgroup.com.

Our Board of Directors has determined that each member of the Audit Committee who served during 2006 is “independent” as defined under NASDAQ Marketplace Rule 4200(a)(15), met the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, as well as the requirements of NASDAQ Marketplace Rule 4350(d)(2), including a determination that each member is financially literate. Our Board of Directors has determined that Mr. Gardner qualifies as a “financial expert” as defined by the rules of the Securities and Exchange Commission.

Compensation and Corporate Governance Committee

General John T. Chain, Jr., Mr. Evans, Mr. Gardner and Mr. Mathis are the current members of the Compensation and Corporate Governance Committee. Mr. Evans and Mr. Gardner became members of the Compensation and Corporate Governance Committee in 2005. Mr. Mathis became a member of the Compensation and Corporate Governance Committee in 1998 and General Chain became a member in 1997. Mr. Mathis serves as Chairman of the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee met two times during 2006.

The Compensation and Corporate Governance Committee functions as both our compensation committee and our nominating committee and has, among others, the following duties and responsibilities:

•	determining appropriate qualifications for membership on our Board of Directors;

•	reviewing and evaluating new candidates for election to our Board of Directors;

•	reviewing and evaluating individual performance of members of our Board of Directors;

•	recommending to our Board of Directors the size and composition of our Board of Directors and the number and schedule of Board of Directors meetings;

•	recommending to our Board of Directors all committee assignments;

•	reviewing and evaluating the effectiveness of communication between management and our Board of Directors;

•	reviewing management’s recommended slate of officers for election by our Board of Directors;

•	establishing an executive compensation policy, including the determination of annual and long-term compensation of our executive officers;

•	reviewing the compensation of directors and members of committees of our Board of Directors; and

•	administering our employee and director incentive plans.

The Compensation and Corporate Governance Committee operates pursuant to a charter adopted by our Board of Directors in June 2005. This charter is available on the Corporate Governance page of our website at www.thomasgroup.com.

Our Board of Directors has determined that each member of the Compensation and Corporate Governance Committee is an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board of Directors has also determined that the members of the Compensation and Corporate Governance Committee who served during 2006, with the exception of General Chain, are “independent” as defined under NASDAQ Marketplace Rule 4200(a)(15). General Chain is our Chairman of the Board of Directors and holder of 29.7% of our outstanding common stock. Our Board of Directors has determined that General Chain is not independent due to his receipt of $100,000 in consulting payments from us between June 2004 and June 2005. However, our Board of Directors has appointed General Chain to the Compensation and Corporate Governance Committee due to his percentage ownership of our common stock, his length of service as Chairman of the Board of Directors and his related knowledge of our affairs. As a result of these exceptional and limited circumstances, our

Board of Directors has determined that General Chain’s membership on the Compensation and Corporate Governance Committee is in our best interests and that of our stockholders. In accordance with the two year limitation provided by NASDAQ Marketplace Rules 4350(c)(3)(C) and 4350(c)(4)(C), General Chain will serve on the Compensation and Corporate Governance Committee until June 29, 2007.

Strategic Planning Committee

General Chain, Mr. Evans, Mr. Gardner and Mr. Mathis are the current members of the Strategic Planning Committee. Mr. Evans serves as Chairman of the Strategic Planning Committee. The Strategic Planning Committee did not meet during 2006. The Strategic Planning Committee studies issues related to our operations and external factors which may affect our future performance and makes recommendations to the Board of Directors regarding our future direction.

Stockholder Nominations for Directors

As discussed above, our Board of Directors has a standing Compensation and Corporate Governance Committee which operates pursuant to a written charter that includes policies governing the director nomination process. In addition, our Bylaws provide that a stockholder may nominate a person for election as a director at an annual meeting of stockholders if written notice of the stockholder’s intent to make the nomination has been given to our Secretary not less than 30 days but not more than 60 days prior to the stockholder meeting, or, if later, the tenth day following the first public announcement of the date of the annual meeting of stockholders.

This Bylaw provision also requires that any such notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on our books and records, and the class and number of shares of our capital stock owned by such stockholder. The notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Compensation and Corporate Governance Committee of the Board of Directors. Such notice must also be accompanied by the written consent of the proposed nominee to the naming of that person in the proxy statement for such year’s annual meeting as a nominee and to serve as a director if elected. If the chairman of the annual meeting of stockholders shall determine that a nomination has not been made in accordance with these procedures, the chairman shall so declare to the annual meeting of stockholders and the defective nomination shall be disregarded. With the exception of the nominations by General Chain and Mr. Evans as described in this section below, no stockholder has nominated a candidate for election to the Board of Directors at the annual meeting.

If a stockholder meets the requirements and follows the procedures of the Bylaws to propose a nominee, the Compensation and Corporate Governance Committee of the Board of Directors will determine whether such proposed nominee holds qualifications necessary to serve as a member of the Board of Directors. If the Compensation and Corporate Governance Committee determines that such nominee is qualified, it will personally interview that nominee, and if appropriate, arrange to have members of management interview such nominee. Preferred candidates would display the highest personal and professional character and integrity and have outstanding records of accomplishment in diverse fields of endeavor. Candidates should have demonstrated exceptional ability and judgment and have substantial expertise in their particular fields. Candidates with experience relevant to our business would be preferred. The Board of Directors, upon evaluation and review of the candidates recommended by the Compensation and Corporate Governance Committee, will determine whom to recommend to the stockholders for approval at an annual meeting of stockholders. The Board of Directors uses the same criteria for evaluating nominees recommended by stockholders as for those referred by management or any other director. We do not pay and do not anticipate paying any fees to third parties for identifying or evaluating candidates for director.

Pursuant to an Amended and Restated Note and Warrant Purchase Agreement dated April 27, 2007, we and our two largest stockholders, Edward P. Evans and General John T. Chain, Jr., agreed to set the size of our Board of Directors at five members. The size of our Board of Directors may not be changed until the earlier of the 2009 annual meeting of stockholders or the first date on which both General Chain and Mr. Evans beneficially owns less than 10% of our common stock. Also pursuant to that agreement, General Chain has the right, until the 2009 annual meeting of stockholders or, if earlier, the first date on which he no longer beneficially owns at least 10% of our common stock, to designate three nominees for election to the Board of Directors to be referred to the nominating committee for review, evaluation and, if appropriate, recommendation to the Board of Directors. One of General Chain’s designees will always be our chief executive officer and one will always be himself. Mr. Evans has the right, until the 2009 annual meeting of stockholders or, if earlier, the first date on which he no longer beneficially owns at least 10% of our common stock, to designate two nominees for election to the Board of Directors to be referred to the nominating committee for review, evaluation and, if appropriate, recommendation to the Board of Directors. One of Mr. Evans’ designees will always be himself.

These nomination rights will be applied consistent with, and will be subject to, the Nasdaq, Securities and Exchange Commission and committee charter requirements for director independence, director financial and accounting experience and director nomination process. The rights granted to General Chain and Mr. Evans are personal and may not be transferred or assigned to any third party and such rights would automatically expire as to each such stockholder upon his respective death or legal disability.

Pursuant to these rights, General Chain has nominated himself, Mr. David B. Mathis and our Chief Executive Officer Mr. James T. Taylor and Mr. Evans has nominated himself and Mr. Dorsey R. Gardner.

Stockholder Communications with Directors

Stockholders may communicate with any and all members of the Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of Director(s)
c/o Secretary
Thomas Group, Inc.
5221 N. O’Connor Boulevard, Suite 500
Irving, Texas 75039-3714
Fax: (972) 443-1742

The Secretary will forward all communications to the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence.

Code of Ethics

We have adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Our code of ethics, known as our Code of Business Conduct and Ethics, applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all members of our Board of Directors. We have posted our Code of Business Conduct and Ethics on the Corporate Governance page of our website, www.thomasgroup.com. In addition, we intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.thomasgroup.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Corporate Governance Committee is or has been an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our Compensation and Corporate Governance Committee.

None of our executive officers served as a director of another corporation, one of whose executive officers served on our Compensation and Corporate Governance Committee. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that shall constitute the entire Board of Directors shall not be less than one and shall be fixed from time to time exclusively by the Board of Directors. On April 27, 2006, the Board of Directors set the number of directors at five. The five nominees for director listed below will stand for election at the 2007 Annual Meeting of Stockholders for a one year term to hold office until their respective successors are duly elected and qualified or until their earlier resignation or removal. Three of the nominees for director, Messrs. Evans, Gardner and Mathis, are “independent” in accordance with the rules of the NASDAQ Stock Market.

The following table sets forth certain information as to the nominees for directors. Additional biographical information with respect to each of these nominees is set forth below beginning on page 10 under the heading “Executive Officers and Directors.”

Name	Age	Positions and Offices	Director Since

John T. Chain, Jr.	72	Chairman of the Board	1995
Edward P. Evans	65	Director	2005
Dorsey R. Gardner	64	Director	2005
David B. Mathis	69	Director	1998
James T. Taylor	60	Chief Executive Officer, President and Director	2004

While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

The Board of Directors unanimously recommends that you vote FOR election of each of the five nominees. Proxies properly executed, dated and returned will be so voted unless contrary instructions are indicated on the proxy card.

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has appointed Hein & Associates LLP to audit our annual financial statements for the year ending December 31, 2007. Hein & Associates LLP audited our financial statements for 2006.

Representatives of Hein & Associates LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

The proposal to ratify the appointment of Hein & Associates LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Hein & Associates LLP. Proxies properly executed, dated and returned will be so voted unless contrary instructions are indicated on the proxy card.

PRINCIPAL ACCOUNTING FEES AND SERVICES

All of the services rendered to us by Hein & Associates LLP during 2006 were pre-approved by the Audit Committee. Hein & Associates LLP has provided services to us in the following categories and amounts:

	2006	2005

Audit Fees	$103,783	$90,017
Audit Related Fees	13,862	9,500
Tax Fees	—	500
All Other Fees	30,056	9,850

Total Fees	$147,701	$109,597

(1)	Audit Fees — These are fees for professional services performed by Hein & Associates LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements.

(2)	Audit Related Fees — These are fees for assurance and related services performed by Hein & Associates LLP that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits and attestations by Hein & Associates LLP that are not required by statute and consulting on financial accounting/reporting standards.

(3)	Tax Fees — These are fees for professional services performed by Hein & Associates LLP with respect to transferring tax information to PricewaterhouseCoopers LLP.

(4)	All Other Fees — These are fees for other permissible work performed by Hein & Associates LLP that does not meet the above category descriptions. In 2006, these fees related primarily to a review of our historical stock option granting practices. In 2005, these fees related to review of SEC comment letters and review of the 2005 Omnibus Stock and Incentive Plan.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditor in order to assure that the provision of such services does not impair the auditor’s independence.

Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the chairman of the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as “all other services” that it believes would not impair the independence of the auditor.

Pre-Approval of Fee Levels

Pre-approval of fee levels for all services to be provided by the independent auditor are established periodically by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

EXECUTIVE OFFICERS AND DIRECTORS

The following biographical information is furnished with respect to each of our executive officers, directors and nominees for election as directors at the 2007 Annual Meeting of Stockholders. The information includes present position with the company, period served as director or officer, and other business experience.

James “Jim” T. Taylor has been our Chief Executive Officer and President since January 2004 and a member of our Board of Directors since February 2004. From January 2004 to June 2005, Mr. Taylor served as our Interim Chief Financial Officer. Mr. Taylor served as our Vice President and Chief Financial Officer from January 2001 to January 2004. From 1997 to 2001, Mr. Taylor served as Vice President of the Chancellor Group, a Dallas, Texas management consulting firm, where he assisted companies in restructuring, raising funds and completing initial public offerings. From 1995 to 1997, Mr. Taylor served as Vice President for Overhill Farms Corporation and led in the creation of its Food Group division. From 1986 to 1993, Mr. Taylor served as President, Chief Executive Officer and Chief Financial Officer for Elcon Industries, a privately held manufacturer/distributor of after market automotive accessories. Mr. Taylor also was a partner with Coopers & Lybrand (currently PriceWaterhouseCoopers) in both the Los Angeles and Dallas offices. Mr. Taylor is a licensed CPA in the state of Texas and a member of Financial Executive Institute and Financial Executive Network Group. Mr. Taylor holds a B.S. in Accounting from California State Polytechnic University. Mr. Taylor is a member of the Dallas Citizens Council and serves on the board of Bigthought, a Dallas-based arts partnership.

David English has been our Chief Financial Officer, Vice President, Treasurer and Assistant Secretary since June 2005. Mr. English was appointed as our Secretary in January 2007. Mr. English is a licensed CPA and serves as our Principal Financial and Accounting Officer. Mr. English was our Controller from June 2004 until June 2005 and our Assistant Controller from August 2000 to June 2004. From 1997 to 2000, Mr. English served as Chief Financial Officer of The Nichols Companies, a distributor/retailer for construction equipment. From 1996 to 1997, Mr. English served as Controller of Cross Continent Auto Retailers, Inc., an automotive retailer, including during its initial public offering. From 1990 to 1996, Mr. English served as Chief Financial Officer of Southwest X-Ray Company, a medical products and equipment distributor. From 1986 to 1990, Mr. English was in public accounting with the firm of Gerhardt & Puckett, P.C.

Jimmy C. Houlditch has been our Vice President and President, North America, Government since 2001. From 1996 to 2001, Mr. Houlditch served as President of our Aviation division. Mr. Houlditch was a member of our Board of Directors from April 2004 to June 2006. Mr. Houlditch served as Corporate Vice President of Manufacturing and Productivity for Allied Signal Corporation, and as Chief Operating Officer for Allied Signal’s Gas Turbine Company from 1991 to 1996. He was previously with Texas Instruments Semiconductor as Senior Vice President of Operations for Texas Instruments’ Defense Systems Electronics Company from 1987 to 1990, and as Senior Vice President of Automation, Quality and Worldwide Product Rationalization from to 1984 to 1987.

Terry D. Stinson has been our President, North America, Commercial since February 2006. Mr. Stinson has been Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, which engages in strategic alliances and marketing for the aerospace industry, since 2001. In addition, Mr. Stinson was associated with Xelus, Inc., a collaborative enterprise service management solution company, and served as its Chairman, President and Chief Executive Officer from 2002 to 2005. From 1997 to 2002, Mr. Stinson served as Chief Executive Officer and Chairman of the board of directors of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and was its President from 1996 to 1998. Prior to joining Textron, Mr. Stinson had been President and Chief Executive Officer of Hamilton Standard Division of United Technologies Corporation since 1986. Mr. Stinson has served as a member of the boards of directors of Lennox International Inc., a leading global provider of climate control solutions, since 1998, of Triumph Group Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components, since 2004, of Enigma Inc., a software company delivering an aftermarket platform for service, parts and diagnostic information of complex equipment, since 2002, and of First Equity Group, an aviation investment and aftermarket company, since 2006. Mr. Stinson is a trustee of the United States Air and Trade Show and the National Security Industry Association, and a member of the Aerospace Industries Association Board of Governors.

General (Retired) John T. Chain, Jr. has served as a member of our Board of Directors since May 1995 and has been the Chairman of our Board of Directors since May 1998. He served as the President of Quarterdeck Equity

Partners, Inc., an investor in the aerospace industry, from June 1996 to June 2001. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. From 1986 to 1991, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain is a member of the boards of directors of ConAgra Foods, Inc., a packaged food company, and Kemper Insurance, a property and casualty insurance company. General Chain is also lead independent director of Northrop Grumman Corporation, a provider of products, services and solutions in information and services, aerospace, electronics, and shipbuilding; and is lead independent director of Reynolds American, a manufacturer of cigarettes. He was a member of the board of directors of RJR Nabisco, Inc. (which became R.J. Reynolds Tobacco Holdings, Inc., or RJR) from 1994 until June 1999, a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1994 to December 2000, and a member of the RJR board of directors from June 1999 through July 2004. In May 2007, General Chain intends to retire from the boards of directors of Kemper Insurance and Northrop Grumman Corporation, both of which he has served since 1991.

Edward P. Evans has served as a member of our Board of Directors since February 2005. Mr. Evans received his B.A. from Yale and received his MBA in business from Harvard. In addition to personal business investments, Mr. Evans has been Chairman and CEO of MacMillian, Inc., Missouri Portland Cement Company, Fansteel, Inc. and H.K. Porter, Inc. Mr. Evans serves as a member of the board of directors of HBD Industries, Inc., a manufacturer and supplier of a diverse line of general-purpose and application-engineered industrial products.

Dorsey R. Gardner has served as a member of our Board of Directors since June 2005. Mr. Gardner has been the President at Kelso Management Company, Inc., an investment management company, since July 1980. Mr. Gardner has also been a General Partner at Hollybank Investments, LP, Thistle Investments, LP and Gattonside Investments, LLC (each a private investment fund) from 1994, 1999 and 2000, respectively, until 2002. Prior to 1994, Mr. Gardner spent 15 years at Fidelity Management & Research, including as a Vice-President from 1972 to 1980. Mr. Gardner serves as a member of the board of directors of Otologics, LLC, Crane Company and Huttig Building Products Inc.

David B. Mathis has served as a member of our Board of Directors since June 1998. Mr. Mathis has served as Chairman of the Board and Chief Executive Officer of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management, and reinsurance, from 1990 to 2003, and remains as Chairman. Mr. Mathis has had a long career with Kemper since 1960 that has included executive assignments with both Kemper Insurance Companies and as Chief Executive Officer and Chairman of Kemper Corporation, its former publicly-owned affiliate. Mr. Mathis also serves on the board of directors of The Mosaic Company, and is also Chairman of the James S. Kemper Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2007, by:

•	each of our directors;

•	each executive officer named in the Summary Compensation Table;

•	all of our executive officers and directors as a group; and

•	all persons who are known by us to be beneficial owners of 5% or more of our outstanding common stock.

Name and Address of Beneficial Owner	Shares Owned(1)		Percent of Class

John T. Chain, Jr.	3,253,531	(2)	29.7
Edward P. Evans	3,903,307	(3)	35.7
Dorsey R. Gardner	370,320		3.4
David B. Mathis	27,781	(4)	*
James T. Taylor	276,380	(5)	2.5
Jimmy C. Houlditch	7,000		*
David English	21,867	(6)	*
Terry Stinson	16,667	(7)	*
All Directors and Executive Officers as a group (8 persons)	7,876,853	(8)	72.0

 * Indicates less than one percent (1%)

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages shown are calculated based on 10,939,242 shares of common stock outstanding on April 15, 2007. The numbers and percentages shown include the shares actually owned as of April 15, 2007, and the shares that the identified person or group has the right to acquire within 60 days after that date. In calculating the percentage ownership, all shares that the identified person or group has the right to acquire within 60 days after April 15, 2007 upon exercise of options are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group. Except as otherwise noted, the address of the named individuals is 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039-3714.

(2)	Includes 10,600 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2007.

(3)	Consists of 3,405,307 shares held directly by Mr. Evans; 129,750 shares held by the Edward P. Evans Foundation; 128,250 shares held by Fiduciary Trust Co. International, custodian for the Edward P. Evans IRA and 240,000 shares held by Mr. Evans, custodian for Merrick Gillies UGMA MA. Power to vote or dispose of shares held by the Edward P. Evans Foundation, Fiduciary Trust Co. International, custodian for the Edward P. Evans IRA, and Mr. Evans, custodian for Merrick Gillies UGMA MA is held by Mr. Evans.

(4)	Includes 10,902 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2007.

(5)	Includes 100,000 shares of restricted stock granted under the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. that have become available on or before April 15, 2007.

(6)	Includes 200 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2007. Also includes 16,667 shares of restricted stock granted under the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. and vested on or before April 15, 2007.

(7)	Includes 16,667 shares of restricted stock granted under the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. and vested on or before April 15, 2007.

(8)	Includes 21,702 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2007. Also includes 133,334 shares of restricted stock granted under the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. and vested on or before April 15, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers and directors, and any persons who own more than 10% of our common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the Securities and Exchange Commission. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, with the exception of one series of transactions by one of our executive officers, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2006. We believe that certain transactions in our common stock made by Jimmy C. Houlditch, our President, North America, Government, on September 12, 2006, October 20, 2006 and October 31, 2006 were not timely reported. On January 8, 2007, Mr. Houlditch filed a Form 4 with the Securities and Exchange Commission to report these transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and the material compensation decisions we made for 2006 regarding the following persons, whom we refer to as our named executive officers:

•	James T. Taylor, our President and Chief Executive Officer

•	David English, our Chief Financial Officer, Vice President, Treasurer and Secretary

•	Jimmy C. Houlditch, our President, North America, Government

•	Terry Stinson, our President, North America, Commercial

Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2006 to our named executive officers.

Compensation Overview and Philosophy

The primary objectives of our executive compensation programs are:

•	to attract, motivate, and retain exceptional executive talent;

•	to reward our executives for strong performance and the successful execution of our business plans and strategies; and

•	to align the interests of our executives with those of our stockholders using cash and other long-term incentives to reward individual performance.

Our approach to compensating our executive officers centers around the philosophy that there should be a strong link between executive compensation and our business performance. As such, our compensation philosophy historically has been to design compensation programs that motivate our executives and other employees to improve our financial position and to be personally accountable for the performance of the business units, divisions or functions for which they are responsible.

We design our compensation structure to reinforce our business objectives and values and align executive focus with that of the company and our stockholders on matters such as:

•	revenue growth;

•	profitability;

•	successful management within established budgets;

•	growth in stockholder value with regard to the market price of our stock;

•	delivery of results to our clients;

•	excellence in corporate governance; and

•	improvement of employee capabilities and certifications that help drive our knowledge base.

It is the goal of the Compensation and Corporate Governance Committee to reward executives when they are instrumental in our achieving these business objectives and furthering these values.

In accordance with this overarching philosophy and in addition to paying our executive officers a base cash salary, we structure each individual executive’s compensation in an effort to drive desired behavior in the areas that such officer can most directly enhance the success of the company. Executives who have direct responsibility for sales and revenue generation may be compensated with incentives based in part on commissions from newly generated business in their area of focus, while executives who have more direct impact on achieving non-revenue goals and fostering important corporate values may be provided equity or cash incentive opportunities that derive from overall company performance or individual performance toward achieving specific company goals and objectives. Our named executive officers are also eligible to participate in company-sponsored benefit plans such as medical and dental insurance and our defined contribution plan (401(k) plan), perquisites and other benefits.

Executive Compensation Process

Role of the Compensation and Corporate Governance Committee

The Compensation and Corporate Governance Committee of our Board of Directors, comprised solely of independent directors, is responsible for, among other things, structuring and administering the compensation programs and plans in which our executive officers participate. The Compensation and Corporate Governance Committee makes decisions concerning specific compensation elements and total compensation paid or awarded to executive officers with the objective of establishing compensation for executive officers and key management personnel that is internally equitable, externally competitive and an incentive for effective performance in the best interests of our stockholders.

Our Compensation and Corporate Governance Committee focuses on two primary types of executive compensation: (1) a base cash salary that it believes to be sufficient within the current market to attract strong executive talent and (2) incentive compensation based on performance metrics specific to the job function that a given executive performs, but always designed to promote the increase of stockholder value. The Compensation and Corporate Governance Committee determines objective performance metrics for each executive in order for such executive to receive incentive compensation. If an executive’s performance does not meet targeted metrics at the end of the relevant performance period, incentive compensation is reduced or not paid at all. The Compensation and Corporate Governance Committee has the authority to use its discretion to adjust the compensation of our executives depending on job responsibilities, market factors, changes in our business objectives or the interests of our stockholders.

The Compensation and Corporate Governance Committee reviews the compensation structure of each executive annually and determines whether or not:

•	the mix of short-term and long-term incentives align with our interests and our stockholders’ interests;

•	the metrics on which incentives are based are relevant to our objectives and will ultimately drive performance in a positive direction;

•	base cash salary is appropriate given the level of responsibility and experience of the executive officer; and

•	incentives are appropriately balanced between cash awards and equity awards.

When setting current year compensation levels, the Compensation and Corporate Governance Committee takes into account vesting and the intrinsic value of equity-based awards granted in prior years.

Historically we have not utilized the assistance of compensation consultants in determining our executive compensation. In addition, we have not typically conducted benchmarking studies comparing our executive compensation to that of our peer group. The Compensation and Corporate Governance Committee recognizes that executive compensation is a fluid process and may utilize compensation consultants or benchmarking studies in the future.

In designing our executive compensation program, our Compensation and Corporate Governance Committee seeks to structure a balance between achieving strong short-term annual results and furthering our long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, both cash and equity-based awards are used to incentivize executives. Forms of equity-based compensation used in recent years have been stock options, stock appreciation rights and restricted stock awards. Our Compensation and Corporate Governance Committee recognizes that, while stock prices may reflect our performance over the long term, a variety of external factors, over which we and our executive officers have little or no control, may significantly affect stock prices at any point in time. Accordingly, our executive compensation program recognizes and rewards current or short-term performance through the use of base salary and other annual cash incentive opportunities. We last issued stock appreciation rights in November 2002, last issued stock options in January 2003 and last issued restricted stock awards in February 2007.

Certain elements of our executive compensation are designed to encourage successful executives to remain employed with us and further increase stockholder value by virtue of our retaining a portion of the equity incentive earned until the employee terminates employment. Currently, two types of restricted stock awards have been granted to certain executive officers, (a) profit-based awards and (b) share price-based awards. Under the profit-based awards, we retain 60% of vested shares until the respective participant’s termination of full time employment, at which time all such retained vested shares will be delivered to such participant. Under the share price-based awards, shares that have been earned based on the quarterly market price of our stock are considered “available”, but not vested. Vesting occurs on the fifth anniversary of the grant date of the award, if the award has not previously terminated. Available shares will vest upon the participant’s involuntary termination without cause or the participant’s resignation for good reason (as those terms are defined in the plan or award) within 12 months following a change-in-control, as defined in award.

Annually, the Compensation and Corporate Governance Committee reviews the annual incentive plans for executive officers after approving the budget for the following year. The performance metrics for the following year are determined after review of:

•	previous years’ performance versus performance metrics;

•	expectations for the following year, including business objectives and stockholder interests; and

•	market trends in executive compensation.

Role of Executive Officers

Our chief executive officer makes a recommendation to the Compensation and Corporate Governance Committee each year on the appropriate compensation to be paid to our other executive officers. Our Board of Directors makes the final determination of the amount of compensation to be awarded to each executive officer, including our chief executive officer, based on the Compensation and Corporate Governance Committee’s recommendations and determination of how that compensation achieves the objectives of our compensation program.

Elements of 2006 Executive Compensation

The material elements of our compensation program for executive officers, as well as the specific objectives considered by the Compensation and Corporate Governance Committee when determining the elements of the compensation program for 2006, were as follows:

Base Salary

Base salaries are granted to executive officers as a key component of their overall compensation. While the incentive portion of total compensation is “at-risk” by virtue of dependence on performance metrics, base salary represents the portion of total compensation that generally is not at risk while the executive remains employed with our company. The Compensation and Corporate Governance Committee annually recommends the base salary of our chief executive officer to the Board of Directors. Our chief executive officer annually recommends base salaries for our other executive officers to our Compensation and Corporate Governance Committee, which in turn reviews, adjusts as necessary and recommends those salaries to the Board of Directors. The salary of each executive officer is reviewed on a case-by-case basis. Although we do not use a specific formula to determine “at-risk” components versus those that are generally not at risk, in determining the appropriate salary levels for our executive officers, we consider, among other factors:

•	competitiveness among our industry peers;

•	the scope of the executive’s responsibilities;

•	the executive’s level of experience and historical performance;

•	internal parity with respect to other executives employed by us; and

•	existing contractual obligations, if any.

In 2006, Mr. Taylor and Mr. Houlditch received the base salary stipulated in their respective employment contracts. No other executive officers received an increase in base salary during 2006. Mr. Stinson began employment with us in February 2006, and his base salary was approved by the Board of Directors.

Annual Cash Bonus Award

Annual cash bonus awards are offered to certain executive officers as part of the “at-risk” portion of their total compensation. Cash bonus awards provide a short-term incentive for current performance as opposed to equity-based awards which tend to reward the individual for current performance over a longer period of time. At the beginning of each year, the Compensation and Corporate Governance Committee establishes a maximum annual cash incentive that may be paid to our chief executive officer and our chief financial officer and the performance metrics under which such annual cash incentive may be earned. These performance metrics are selected with input from management and are based on relevance to our short-term and long-term business strategies. The Compensation and Corporate Governance Committee may establish differing performance metrics for our chief executive officer and our chief financial officer. In 2006, the performance metrics established for our chief executive officer and our chief financial officer included one or more of the following: revenue, operating profits and corporate governance. Each metric is assigned a certain percentage of the total possible annual cash incentive award. The sum of the amounts earned under each individual metric comprises the annual total cash incentive award.

For 2007, the Compensation and Corporate Governance Committee has determined that the categories of performance metrics will be revenue, operating profits, and corporate governance, and believes that these metrics have been set at levels appropriate to business objectives for 2007.

In certain categories of performance metrics, a target/minimum/maximum methodology is used. In such cases, the target level is typically set as equivalent to the applicable budgeted level for the current year, with the minimum being the applicable prior year actual and maximum being approximately 25% higher than the target. No portion of the annual cash incentive award is paid if the respective minimum for each performance metric is not reached and the portion of the annual cash incentive award is capped at the respective maximum for each performance metric. The Compensation and Corporate Governance Committee, in its sole discretion, may adjust performance goals to take into account extraordinary events or other circumstances that have the effect of distorting the applicable performance goals. In approving goals for annual cash incentive awards, the Compensation and Corporate Governance Committee’s intent is that, over time, actual performance relative to the set goals will demonstrate that the goals have been set at a level which is challenging, but achievable, and by no means assured. After the end of the year, the Compensation and Corporate Governance Committee evaluates actual performance relative to the goals set in order to determine the amount of cash incentive award earned by each individual. At its first meeting after the 2006 fiscal year end, the Compensation and Corporate Governance Committee reviewed and discussed our performance versus the named executive officers’ 2006 performance goals to determine if the goals had been met. In evaluating the level to which our chief executive officer and our chief financial officer may or may not have achieved such established performance metrics, the Compensation and Corporate Governance Committee took into account the factors discussed above and the following objective results:

•	operating profit, as defined, of $14.9 million; and

•	revenues from non-governmental clients of $4.5 million.

In addition, the Compensation and Corporate Governance Committee took into account the subjective measures related to corporate governance for the year 2006.

Commissions

In certain positions, individuals involved in sales and marketing may be eligible to receive sales commissions. Commissions are offered to certain executive officers and employees as part of the “at-risk” portion of their total compensation. Commissions provide a short-term incentive for current performance as opposed to equity-based awards which tend to reward the individual for current performance over a longer period of time. In general, commissions are computed as a percentage of revenue recognized for a given quarterly period under generally accepted accounting principles. If the individual is directly responsible for sales and marketing, commission is calculated on client revenue attributed to selling efforts of the individual. If the individual participates in a sales manager role, commission is calculated on client revenue attributed to the division the individual manages. Commission percentages involving executive officers, if applicable, are reviewed annually by the Compensation and Corporate Governance Committee. Commission percentages for Jimmy C. Houlditch, our President, North America Government, have been pre-determined by an employment agreement expiring December 31, 2007. Commission percentages for Terry D. Stinson, our President, North America Commercial, were pre-approved by the Compensation and Corporate Governance Committee prior to start of Mr. Stinson’s employment. No other executive officers were paid commissions in 2006.

Incentive Awards

Starting in 2005, the Compensation and Corporate Governance Committee began granting incentive awards consisting of restricted stock and cash to certain executives. The Compensation and Corporate Governance Committee believes that awarding restricted stock aligns executives’ interests with the interests of stockholders and serves as an effective incentive for superior executive performers to remain with us and continue such performance over a longer time frame, as opposed to cash awards and commissions which reward current performance in a shorter time frame. In granting awards, the Compensation and Corporate Governance Committee takes into consideration the contribution a person has made or may reasonably be expected to make to our success and such other factors as the committee shall determine. The Compensation and Corporate Governance Committee also has the authority to consult with and receive recommendations from management and other personnel with regard to these matters. The Compensation and Corporate Governance Committee prescribes terms and conditions concerning awards as it deems appropriate, such as relating an award to achievement of specific goals established by the committee or to the continued employment of the person for a specified period of time. Awards can be granted to existing employees and executive officers or to potential employees and executive officers with grant dates occurring on or after their first date of service. Awards to an existing employee generally would be based on prior performance, level of responsibility and prior contribution or expected future contribution of the individual to our success. Awards to existing employees or executive officers generally would be recommended to the Compensation and Corporate Governance Committee by our chief executive officer. Awards to potential employees or executive officers are reviewed by the Compensation and Corporate Governance Committee in conjunction with the offer of employment after considering all other components of compensation (both long-term and short-term), expected level of responsibility and such other factors as the committee may determine. All grants to existing employees and executive officers or to potential employees and executive officers are recommended to our Board of Directors by the Compensation and Corporate Governance Committee.

Restricted stock awards are for shares of our common stock and will be earned by the executive only if the individual continues to be employed by us through the applicable vesting date of the awards. Prior to vesting of the awards, the shares contain restrictions, such as restrictions on voting rights and rights to receive dividends, if and when declared by our Board of Directors, and other restrictions. The expense under SFAS No. 123(R) of the restricted stock awards earned by our named executive officers during 2006 is shown below in the 2006 Summary Compensation Table. Additional information on the awards granted in 2006, including the number of shares subject to each award and its full grant date fair value, is shown below in the 2006 Grants of Plan-Based Awards Table. Restricted stock awards granted under our 2005 Omnibus Stock and Incentive Plan are either profit-based awards or share price-based awards.

Profit-Based Awards.  The restrictions on an award of profit-based restricted stock will lapse and such shares will vest upon the achievement of profit goals established by the Compensation and Corporate Governance Committee. Each time restricted shares become vested, we will deliver to the appropriate participant 40% of such vested shares, and will continue to hold the remaining 60% of vested shares until the respective participant’s termination of full time employment, at which time all such retained vested shares will be delivered to such participant. Retention of shares is intended to serve as an effective incentive for superior executive performers to remain with us and continue such performance over a long-term time frame. In addition to the grant of restricted shares, such grant is combined with an annual cash award, one-third of which cash award will vest each time restrictions lapse on the restricted shares. The awards automatically terminate and expire on the earlier of (A) the date on which all restricted shares have become vested shares (except that the 60% held back will continue), or (B) the date the participant’s full time employment with us is terminated for any reason, and upon the date of such termination all restricted shares which have not previously vested will be permanently forfeited. Notwithstanding the foregoing, our chief executive officer’s employment agreement provides for certain vesting privileges upon a change-in-control as described below.

Share Price-Based Awards.  Restricted shares pursuant to a share price-based award become “available” in 20,000 share increments based upon the price per share of our common stock achieved during each quarter of the term of such award. The lowest closing price per share of our common stock during a calendar quarter constitutes the “quarterly price” for that quarter. On the fifth anniversary of the date of grant of a share price based award, if the award has not previously terminated, the restrictions on all restricted shares which have become available shares will lapse. The share price-based award automatically will terminate and expire on the earlier of (i) the fifth anniversary of the date of grant of a share price based award (in which case the restrictions lapse), or (ii) the date of the applicable executive’s termination of full time employment. If such award terminates before the fifth anniversary as a result of the applicable executive’s termination of full time employment, all of the restricted shares, including available shares, will be permanently forfeited.

Defined Contribution Plan (401(k) Plan)

We maintain a salary deferral plan, or 401(k) plan, which was established January 1, 1990, and amended and restated January 1, 2002. All full-time employees, including our executive officers, but excluding hourly and leased employees, are eligible to participate in our 401(k) plan. The plan is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974. Each year, participants may contribute to the plan, through periodic payroll deductions, up to 35% of their pre-tax annual compensation, as defined by the plan, up to the annual deferral limit allowed for U.S. federal income taxes. Each year we may elect to provide a matching contribution to the plan based on the amount of participant pre-tax contributions. The target matching contribution is based on years of service, beginning at 10% and with a maximum of 75% after 10 or more years of service. We may also elect to provide a profit sharing contribution to the plan. Participants are immediately vested in their contributions (including rollovers) plus actual earnings thereon. Participants vest in employer contributions based on years of continuous service with us, at a rate of 20% per year. A participant is 100% vested after five years of credited service. A participant is also 100% vested upon reaching age 65 or if employment is terminated by reason of total and permanent disability or death. We maintain a Plan Administration Committee and an Investment Committee to assist in various aspects of the plan.

The Plan Administration Committee consists of our chief executive officer, chief financial officer and vice-president of human resources. The Plan Administration Committee has the responsibility for the general supervision and administration of our 401(k) plan. The Plan Administration Committee has the full power, duty, authority and discretion to interpret and construe the provisions of our 401(k) plan, to determine its meaning and intent and to make application thereof to the facts of any individual case; to determine in its discretion the rights and benefits of participants and the eligibility of employees, give necessary instructions and directions to the plan trustee and insurer, resolve all questions of fact and generally direct administration of our 401(k) plan according to its terms. All decisions are made by a majority vote of the Plan Administration Committee.

The Plan Investment Committee consists of our chief financial officer, vice-president of Human Resources and certain other of our employees. The Plan Investment Committee has the responsibility to review the investment vehicles offered under our 401(k) plan, to review their performance in relationship to other investment vehicles, to insure that the assets of our 401(k) plan are adequately protected, to offer a proper balance of investment vehicles for varying levels of risk tolerance and expectation for reward and that the investment options perform within the guidelines established in the Statement of Investment Policy within our 401(k) plan. The Plan Investment Committee also evaluates the sufficiency of the plan trustee and periodically makes determinations as to the continuation of the services of the plan trustee.

Perquisites and Other Benefits

We maintain medical and dental insurance, accidental death insurance and disability programs for all of our employees, as well as customary vacation, leave of absence and other similar policies. Our executives, including our named executive officers, are eligible to participate in these programs on the same basis as the rest of our salaried employees. In addition, certain of our named executive officers, including our chief executive officer, are granted a monthly automobile allowance and are covered by life insurance policies for which we pay the premiums.

Severance and Change of Control Benefits

As a general matter, we do not provide pre-established severance or change of control benefits for any of our employees. The only current exceptions to this policy are the individual employment agreements with James T. Taylor, our chief executive officer, and Jimmy C. Houlditch, our President, North America, Government. The Compensation and Corporate Governance Committee believes that providing such benefits to Mr. Taylor and Mr. Houlditch is in our best interests and the best interests of our stockholders. The Compensation and Corporate Governance Committee believes that severance benefits are an integral part of a compensation package needed to attract the quality of individuals with the attributes needed to effectively lead our business and believes that current market conditions for these positions make severance components of employment agreements appropriate.

Our chief executive officer’s employment agreement expires on December 31, 2007, but may be terminated prior to such date either by us or Mr. Taylor for any or no reason. If we terminate Mr. Taylor’s employment without cause or due to his disability, then Mr. Taylor is eligible to receive a severance payment of $500,000 plus a portion of the incentive compensation, if any, that the Compensation and Corporate Governance Committee, in its sole discretion, determines Mr. Taylor has earned, taking into account our performance prior to the termination date. If, within 12 months following a change-in-control (as described below), we terminate Mr. Taylor’s employment without cause or Mr. Taylor terminates his employment for good reason, Mr. Taylor will be eligible to receive a severance payment of $1,000,000, one third of any restricted shares and any cash award issued pursuant to a profit-based award will vest and the restrictions on all “available” restricted shares issued pursuant to a share price-based award will lapse. These rights were granted to be equivalent to the current year’s shares that could have been earned had Mr. Taylor’s employment continued under the profit based-award. The right to “available” shares under the share price-based award already exist under the award issued to Mr. Taylor in 2005. In each case, subject to reduction to the extent (if any) necessary to avoid having the income attributable to such increased vesting become subject to the so-called “golden parachute” excise tax imposed by section 4999 of the Code.

A “change-in-control” will be deemed to occur if either of the following occurs:

(a) if our stockholders approve a merger, consolidation, or reorganization with or into another corporation or other legal person and, as a result of such merger, consolidation or reorganization, the holders of our outstanding common stock immediately prior to such transaction do not have the same proportionate ownership of the outstanding common stock of the surviving entity immediately after such transaction; or

(b) if our stockholders approve a sale or disposition of all or substantially all of our assets to any other corporation or other legal person.

Employment Agreements

Prior to December 2006, employment contracts had been signed with certain executive officers and employees. In December 2006, to align our compensation philosophy more with market practice and the interests of our stockholders, we ceased entering into employment contracts with our executive officers other than our chief executive officer and the amendment to the employment agreement with our President, North America, Government. Our philosophy is to only enter into “at-will” arrangements with certain executive officers and other employees as the Compensation and Corporate Governance Committee may determine necessary. As a result, other than Mr. Taylor and Mr. Houlditch, all our executive officers and other employees serve at the will of our Board of Directors.

Executive Compensation Established for 2007

James T. Taylor, Chief Executive Officer

On February 14, 2007, we entered into an Amended and Restated Employment Agreement with Mr. Taylor, to be effective as of January 1, 2007 and expiring December 31, 2007. Mr. Taylor’s prior employment agreement expired on December 31, 2006. Under the Amended and Restated Employment Agreement, Mr. Taylor will receive base compensation of $500,000 per year, a monthly car allowance of $900 and will be eligible for incentive compensation up to $1,500,000 if certain criteria relating to our consulting revenue and operating profit for the year ending December 31, 2007 are met and if Mr. Taylor satisfies certain corporate governance requirements as determined by our Compensation and Corporate Governance Committee, in its sole discretion. The Amended and Restated Employment Agreement may be terminated prior to its expiration date either by us or Mr. Taylor for any or no reason (see “Severance and Change of Control Benefits” above). Mr. Taylor’s annual base salary was increased based on his recent performance.

David English, Chief Financial Officer

On January 31, 2007, the Compensation and Corporate Governance Committee approved an increase in annual base compensation for Mr. English, from $165,000 per year to $200,000 per year and established the criteria for payment of incentive compensation to Mr. English for the fiscal year ending December 31, 2007. Mr. English’s annual base salary was increased based on his recent performance and market salaries for equivalent levels of responsibility. Mr. English will be eligible for incentive compensation up to $60,000 if certain criteria are met during the year ending December 31, 2007, as determined by the Compensation and Corporate Governance Committee, in its sole discretion, including:

•	the management of selling, general and administrative expenses;

•	cash management;

•	managing the budgeting process;

•	communication with the Board of Directors and our stockholders;

•	entity management;

•	capitalization matters;

•	the voluntary review of historical stock option practices; and

•	the implementation of processes and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

Mr. English must be employed with the company through the date on which the Compensation and Corporate Governance Committee makes its determination of the award in order to receive any incentive compensation as described above.

Jimmy C. Houlditch, President, North America Government

Under an amendment to an existing employment agreement executed April 17, 2006 and expiring December 31, 2007, Mr. Houlditch is paid a base annual salary of $212,500 during 2007, is granted a monthly car allowance of $700 and is entitled to receive a commission on revenues earned on contracts with federal government agencies equal to 2.5% of revenues earned for contracts entered into prior to January 1, 2005 and 3% for contracts entered into between January 1, 2005 and December 31, 2007. Mr. Houlditch is entitled to no commissions for revenues earned after December 31, 2007.

Mr. Houlditch is expressly excluded from participating in our incentive compensation plans. The amendment to Mr. Houlditch’s employment agreement also provides for severance benefits of up to six months of base pay in the event of involuntary termination or a change in control. During 2007, Mr. Houlditch will revert to a half-time employee in conjunction with this change in compensation. Mr. Houlditch will assist us in finding a suitable replacement for his position as President, North America, Government, and upon his replacement, Mr. Houlditch will relinquish his title as President, North America, Government to be replaced with a suitable title reflecting his half-time status.

Terry D. Stinson, President, North America Commercial

Mr. Stinson is paid an annual base salary of $375,000. Mr. Stinson is also eligible to receive a sales commission of 2% of consulting revenue for business signed by the North America Commercial sales team. Mr. Stinson’s employment with Thomas Group is “at will,” and either he or we can end the employment relationship at any time. On January 3, 2007, the Compensation and Corporate Governance Committee granted Mr. Stinson a one-time cash award of $300,000 in recognition of his past and continuing efforts to grow our commercial sector business. We will make the payment of such award on July 2, 2007 if, at the close of business on June 30, 2007, Mr. Stinson has been continuously employed by the Company since January 4, 2007.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to our chief executive officer and the four other most highly compensated executive officers as of the end of the fiscal year included in the 2006 Summary Compensation Table, unless such compensation meets certain requirements. Approximately $5.1 million in base compensation, cash bonuses and stock awards paid to executive officers for 2006 were within the $1 million Section 162(m) threshold and should, therefore, be deductible by us for federal income tax purposes.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to options granted under each of these plans. We last granted stock options in January 2003. Approximately 684,712 shares are still available for grant under stockholder approved plans.

The 2005 Omnibus Stock and Incentive Plan, and certain restricted stock awards granted thereunder, have been approved by our stockholders. Therefore, we should be allowed to deduct performance-based compensation granted under the 2005 Omnibus Stock and Incentive Plan.

The Compensation and Corporate Governance Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation and Corporate Governance Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of our company and stockholders, even if those arrangements are not fully deductible under Section 162(m).

Accounting Implications of Executive Compensation

Effective October 1, 2005, we recognize compensation expense for all equity based awards pursuant to the principles set forth in SFAS No. 123(R) in our financial statements. The Compensation and Corporate Governance Committee considered the accounting implications of the restricted stock awards prior to their grant.

Report of the Compensation and Corporate Governance Committee

The Compensation and Corporate Governance Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s 2007 proxy statement. This report is provided by the following directors, who comprise the Compensation and Corporate Governance Committee:

Respectfully submitted,

Compensation and Corporate Governance Committee

David B. Mathis, Chairman
Edward P. Evans
Dorsey R. Gardner

Pursuant to SEC rules, the foregoing Compensation and Corporate Governance Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

Summary Compensation Table

The following table sets forth compensation information for the year 2006 for the individual who served as our chief executive officer during 2006, the individual who served as our chief financial officer during 2006, and other individuals who served as our most highly compensated officers during 2006.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James T. Taylor	2006	435,000	—	905,863	—	303,000	—	860,560	2,504,423
Chief Executive Officer, President and Director
David English	2006	165,000	—	116,049	—	66,167	—	7,727	354,943
Chief Financial Officer, Vice President, Treasurer and Secretary
Jimmy C. Houlditch	2006	425,000	2,533,808	—	—		—	85,701	3,044,509
President, North America, Government
Terry Stinson	2006	335,577	37,299	169,133	—	16,667	—	2,082	560,758
President, North America, Commercial

(1)	The amounts in column (e) and (f) reflect the expense of equity-based awards recognized in our 2006 financial statement reporting of awards pursuant to the equity compensation plans, in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are discussed in Note 1(u) and Note 14 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 6, 2007.

(2)	The amounts in column (g) represent cash bonuses that were earned in the year 2006, but are payable by their terms at a later date. Mr. Taylor earned $203,000 related to 2006 operating profits and $100,000 in conjunction with restricted stock award earnings reported in column (e). Mr. English earned $49,500 related to 2006 corporate governance and $16,667 in conjunction with restricted stock award earnings reported in column (e). Mr. Stinson earned $16,667 in conjunction with restricted stock award earnings reported in column (e). The amounts in column (g) represent cash bonuses that were earned in the year 2006, but are payable by their terms at a later date.

(3)	These amounts include auto allowances of $10,800 and $7,200 for Mr. Taylor and Mr. Houlditch, respectively, increase in the value of stock options of $210,910, $1,471 and $63,501 for Mr. Taylor, Mr. English and Mr. Houlditch, respectively, our 401(k) plan matching contributions of $5,000, $6,256, $15,000 and $2,000 for Mr. Taylor, Mr. English, Mr. Houlditch and Mr. Stinson, respectively, $82 in meal reimbursements for Mr. Stinson, increase in the value of stock appreciation rights for Mr. Taylor of $625,415 and premiums paid for life insurance of $8,435 for Mr. Taylor.

Grants of Plan-Based Awards in 2006

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise or
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base
			Under Non-Equity			Under Equity			Shares of	Securities	Price of
			Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

James T. Taylor	1/1/06	(1)	$60,000	$304,500	$609,000	—	—	—	—	—	—
Chief Executive Officer, President and Director
David English	1/1/06	(2)	—	$49,500	—	—	—	—	—	—	—
Chief Financial Officer, Vice President, Treasurer and Secretary
Jimmy C. Houlditch			—	—	—	—	—	—	—	—	—
President, North America, Government
Terry Stinson	4/27/06	(3)	—	$50,000	—	—	—	—	50,000	—	—
President, North America, Commercial

(1)	Under Mr. Taylor’s annual incentive plan, the performance measures are internally defined metrics based on three components: operating profits, revenues and corporate governance, as defined in Mr. Taylor’s employment agreement. The target incentive is 70% of Mr. Taylor’s base salary for the year, and he can earn up to one-third of the target incentive for each component. Actual amounts payable can range from 20% (threshold) to 200% (maximum) of the target amounts based upon the extent to which performance under the foregoing criteria meets, exceeds, or falls short of the target.

(2)	Under Mr. English’s annual incentive plan, he is eligible to receive up to 30% of his base salary if certain criteria, as determined by the Compensation and Corporate Governance Committee in its sole discretion, are met during the fiscal year ending December 31, 2006 relating to the management of selling, general & administrative expenses, communication with the Board of Directors and our stockholders, entity management and tax planning, forecasting and budgeting and the implementation of processes and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Mr. Stinson was granted an award of restricted stock on April 27, 2006 based on improvements in our net profits, year over year, as described above in the Compensation Discussion and Analysis section under the heading “Profit-Based Awards.”

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006.

	Option Awards					Stock Awards
Equity
Incentive
										Equity		Plan
										Incentive		Awards:
			Equity							Plan		Market or
			Incentive							Awards:		Payout
			Plan							Number of		Value of
			Awards:					Market		Unearned		Unearned
	Number of	Number of	Number of			Number of		Value of		Shares,		Shares,
	Securities	Securities	Securities			Shares or		Shares or		Units or		Units or
	Underlying	Underlying	Underlying			Units of		Units of		Other		Other
	Unexercised	Unexercised	Unexercised	Option		Stock		Stock		Rights		Rights
	Options	Options	Unearned	Exercise	Option	That Have		That Have		That Have		That Have
	(#)	(#)	Options	Price	Expiration	Not Vested		Not Vested		Not Vested		Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)		(#)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)

James T. Taylor	—	—	—	—	—	100,000	(1)	$1,504,000	(1)	200,000	(1)	$3,008,000(1)
Chief Executive Officer,	—	—	—	—	—	—		—		300,000	(2)	$4,512,000	(2)
President and Director
David English	200	—	—	—	—	16,667	(1)	$250,672	(1)	33,333	(1)	$501,328	(1)
Chief Financial Officer, Vice President, Treasurer and Secretary
Jimmy C. Houlditch
President, North America, Government
Terry Stinson	—	—	—	—	—	16,667	(1)	$250,672	(1)	33,333	(1)	$501,328	(1)
President, North America, Commercial

(1)	Profit-based awards of 300,000 restricted shares were granted to Mr. Taylor, and 50,000 shares were granted to each of Mr. English and Mr. Stinson. Restrictions on one-third of the restricted shares to be issued under each of these awards will lapse (that is, such restricted shares will become “vested”) and such shares will become issuable on the day our independent certified public accountants certify the relevant financial statements of each fiscal year in which we achieve at least a 15% increase in annual profit, as defined in the award, when compared to the greater of (a) the annual profit for 2005 or (b) the annual profit for the preceding year. Based on 2006 operating results certified by our independent registered accountants, 100,000 shares to Mr. Taylor and 16,667 shares to each of Mr. English and Mr. Stinson will vest in 2007, with the remaining shares eligible to vest based on future years’ operating results. The value of both earned and unearned shares was calculated using a share price of $15.04, which was the closing market price of our stock on December 29, 2006 (the last trading day of 2006) as reported by the Nasdaq Global Market.

(2)	Share price-based awards of 300,000 restricted shares were granted to Mr. Taylor. Such shares become “available” in 20,000 share increments, based on the lowest daily closing price per share of our stock during any given calendar quarter, beginning with the quarter ending December 31, 2005. Increments of 20,000 restricted shares become available shares if the lowest daily closing price during a calendar quarter is greater than a per share minimum price established pursuant a formula in the award. The initial minimum per share price under Mr. Taylor’s award was $6.00. An additional 20,000 restricted shares become available for every incremental $1.00 the lowest daily closing price rises above the minimum share price then in effect pursuant to the award formula. Once a price threshold has been reached for a quarter, the shares remain “available” regardless of future decreases in the price of the stock. As of December 31, 2006, the lowest daily closing price for any given quarter since December 31, 2005 was $10.55, resulting in a cumulative total of 100,000 shares being made available under the award. The restrictions on the available shares shall lapse, and such available shares shall become vested shares, on December 23, 2010, unless the award is terminated prior to that date due to Mr. Taylor’s involuntarily termination without cause, or as a result of his resignation for good reason within 12 months following a change-in-control, as defined in the award. The share price-based award will automatically terminate and expire on the earlier of (i) December 23, 2010, or (ii) the date of Taylor’s termination of full time employment. If such award terminates before December 23, 2010 as a result of Taylor’s termination of full time employment for reasons other than stated above, all of the restricted shares, including available shares, will be permanently forfeited.

Option Exercises and Stock Vested in 2006

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2006.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired		Value Realized	Acquired	Value Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)
(a)	(b)		(c)	(d)	(e)

James T. Taylor	255,649	(2)	$1,714,964	—	—
Chief Executive Officer, President and Director
David English	—		—	—	—
Chief Financial Officer, Vice President, Treasurer and Secretary
Jimmy C. Houlditch	41,642		$96,602	—	—
President, North America, Government
Terry Stinson	—		—	—	—
President, North America, Commercial

(1)	Amounts in this column represent the difference between actual market price at the time of exercise and the option exercise price.

(2)	Of the total of 255,649 shares acquired upon exercise by Mr. Taylor, 55,066 shares were swapped for exercise price and 27,703 shares were traded for taxes, resulting in 172,880 net shares acquired.

(3)	Of the total of 41,642 shares acquired upon exercise by Mr. Houlditch, 32,510 shares were swapped for exercise price and 547 shares were traded for taxes, resulting in 8,585 net shares acquired.

DIRECTOR COMPENSATION

Directors who are employees of Thomas Group are not paid any fees or other compensation for service as members of the Board of Directors or any committee thereof. Mr. Taylor, our President and Chief Executive Officer, is the only director who is an employee of Thomas Group, and his compensation is included above in the Summary Compensation Table. During 2006, each of our non-employee directors received an annual cash retainer of $25,000. General Chain, the non-executive Chairman of the Board of Directors, received an additional $25,000 in cash for his service as Chairman. Payments are made to all non-employee directors quarterly.

Director Compensation Table

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2006.

					Change in
					Pension
	Fees			Non-	Value and
	Earned or			Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

John T. Chain, Jr.	$50,000	—	—	—	—	—	—
Edward P. Evans	$25,000	—	—	—	—	—	—
Dorsey R. Gardner	$25,000	—	—	—	—	—	—
David B. Mathis	$25,000	—	—	—	—	—	—

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this proxy statement in the disclosure regarding executive and director compensation are “forward-looking statements” within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of such future amounts, as well as the estimated value at December 31, 2006 of awards the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the date of termination of employment, applicable tax rates and other assumptions. In estimating the year-end values of unvested awards, we were required by Securities and Exchange Commission rules to make certain assumptions about the extent to which the performance or other conditions will be satisfied and, accordingly, the rate at which those awards will ultimately vest and/or payout. These rules require that those assumptions be based on our performance in prior periods, which may differ from our performance in the periods covered by the awards. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of 2006, we have not been a participant in any transaction that involved more than $120,000 and in which any executive officer, director, nominee for director or 5% stockholder or any of their immediate family members had or will have a direct or indirect material interest. The preceding statement does not address compensation paid in connection with employment or service as a member of our Board of Directors.

We believe that all transactions between us and our officers, directors, nominees, principal stockholders and other affiliates have been on terms no less favorable to us than could be obtained from unaffiliated third parties.

While we have no formal written policy regarding review of related party transactions, the Audit Committee of our Board of Directors reviews all related party transactions for potential conflict of interest situations on an ongoing basis and approves any such transactions, including those types of transactions listed in Item 404 of Regulation S-K. Any such transaction may be approved alternatively by another independent body of the Board of Directors in accordance with NASDAQ Marketplace Rule 4350(h).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is appointed by the Board of Directors and operates pursuant to a formal written charter that was amended and restated by the Board of Directors in April 2004. The Audit Committee charter provides that the Audit Committee shall have at least three directors, all of whom are independent as defined by the rules and regulations of the Securities and Exchange Commission and the rules of The NASDAQ Stock Market. The Board of Directors has determined that each of the members of the Audit Committee, Messrs. Evans, Gardner and Mathis, is independent. In addition, the Board of Directors has determined that Mr. Gardner is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, internal controls and the quality and integrity of the reporting process. The company’s independent auditors are responsible for conducting an audit and based on that audit, expressing an opinion on the company’s consolidated financial statements.

In this context, the Audit Committee has reviewed the audited consolidated financial statements and the quarterly condensed consolidated financial statements for 2006, and has discussed the financial statements with management and the company’s independent auditors. The Audit Committee has discussed with the company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from the company’s independent auditors the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and discussed with the company’s independent auditors their independence from the company and its management. Additionally, the Audit Committee has recommended to the Board of Directors the selection of Hein & Associates LLP for the audit of the 2007 financial statements.

The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or its responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the company’s independent auditors included in their report on the company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the company’s independent accountants are in fact “independent.”

Based on the Audit Committee’s discussions with management and Hein & Associates LLP, the Audit Committee’s review of the representations of management, and the report of Hein & Associates LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Audit Committee

Dorsey R. Gardner, Chairman
Edward P. Evans
David B. Mathis

Pursuant to SEC rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

STOCKHOLDER PROPOSALS

In order for stockholder proposals to receive consideration for inclusion in our Proxy Statement for our annual meeting of stockholders to take place in 2008, such proposals must be written, must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, and must be received at our offices at 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas, 75039-3714, Attention: Secretary, by March 26, 2008.

Our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by us not less than thirty (30) but not more than sixty (60) days before the date of the meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws.

We expect to hold our 2008 annual meeting on or about June 24, 2008. If you wish to submit a proposal at the annual meeting, other than through inclusion in the proxy statement, you must notify us prior to March 26, 2008. If you do not notify us of your proposal by that date, we will exercise our discretionary voting power on that proposal.

In addition, if you submit a proposal outside of Rule 14a-8 of the Securities Exchange Act of 1934 for the 2008 annual meeting, and the proposal fails to comply with the advance notice procedure prescribed by our Bylaws, then our proxy or proxies may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal.

OTHER MATTERS

The Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which includes financial statements, is enclosed with this Proxy Statement. The Annual Report does not form a part of this proxy statement or the materials for the solicitation of proxies to be voted at the annual meeting.

A copy of our Annual Report on Form 10-K will be furnished at no charge to each person to whom a proxy statement is delivered upon receipt of a written request of such person addressed to Thomas Group, Inc., 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039-3714, telephone (972) 869-3400. We will also furnish such Annual Report on Form 10-K to any “beneficial owner” of such securities at no charge upon receipt of a written request, addressed to us, containing a good faith representation that, at the record date, such person was a beneficial owner of our securities entitled to vote at the annual meeting. Copies of any exhibit to the Annual Report on Form 10-K will be furnished upon the payment of a reasonable fee.

Our Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the annual meeting. However, if any other proper items of business should come before the annual meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

Information contained in the proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if the proxy card is mailed in the United States. A prompt return of your proxy card will be appreciated, as it will save the expense of further mailings.

By Order of the Board of Directors,

JAMES T. TAYLOR
President and Chief Executive Officer

Irving, Texas
April 30, 2007

PROXY
THOMAS GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby appoints David English and Michael Barhydt, and each of them with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the “Company”) to be held on Tuesday, June 26, 2007, at the principal executive offices of the Company, located at 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas at 9:00 A.M., Central time, and any and all adjournments or postponements thereof, including (without limiting the generality of the foregoing) to vote and act as follows:
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS
SET FORTH ON THE REVERSE SIDE.
          (Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

Please complete, date, sign and mail this Proxy promptly
in the enclosed envelope.
No postage is required for mailing in the United States.

SEE REVERSE SIDE

THOMAS GROUP, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK
INK ONLY.

1.	Proposal to elect five Directors, Nominees:

01 JOHN T. CHAIN, JR., 02 EDWARD P. EVANS, 03 DORSEY R. GARDNER, 04 DAVID B. MATHIS, 05 JAMES T. TAYLOR

	FOR	WITHHELD	WITHHELD
	ALL	FOR ALL	FOR ALL EXCEPT

	☐	☐	☐

Nominee(s) Excepted

2.	Proposal to ratify the appointment of Hein & Associates LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year 2007

	FOR	AGAINST	ABSTAIN

	☐	☐	☐
        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified.

          This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.
          NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Change of Address ☐

SIGNATURE(S)	DATE

SIGNATURE(S)	DATE